Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE
Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com

Douglas Emmett Acquires 350 Unit Multifamily Property,
Extends Debt Maturities For Ten Years At 3.25% Per Annum

SANTA MONICA, California-June 10, 2019- Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), announced today that it has acquired The Glendon, a residential community in Westwood with 350 apartments and approximately 50,000 square feet of retail, for a contract price of $365 million. Douglas Emmett also announced that it has closed a total of $540 million in ten year, secured, non-recourse loans and sold 4.9 million shares of its common stock at pricing just above $41 per share through its ATM program.

Acquisition of The Glendon. Built in 2008, The Glendon is located at 1060 Glendon Avenue, and sits on 4.25 acres in the heart of pedestrian-friendly Westwood Village in Los Angeles. The property is within easy walking distance of Westwood’s Class A office space (including over 2.1 million square feet owned by Douglas Emmett), UCLA’s world-renowned campus, The Ronald Reagan UCLA Medical Center, and over 300 local shops and restaurants. The Glendon common areas were recently upgraded and the property is midway through a total unit renovation which will be completed by Douglas Emmett. The Glendon’s multifamily units and its ground floor retail are both 97% leased.

With the acquisition of The Glendon, Douglas Emmett has grown its total multifamily portfolio by over 20% in the last two years to over 4,000 units in West Los Angeles and Honolulu, with more units scheduled for delivery from a robust development pipeline. Douglas Emmett currently holds The Glendon directly but may reduce its capital interest by contributing the property to a consolidated joint venture.

Balance Sheet Activities. During the second quarter, Douglas Emmett locked in attractive interest rates for the long term, extended its debt maturities and further reduced its previous 31% leverage level.

•
Debt Maturities. Douglas Emmett closed a total of $540 million in ten year secured, non-recourse loans. These loans bear interest at 98 basis points over Libor, which has been effectively fixed at an average of 3.25% per annum until 2027. Douglas Emmett paid off a $145 million loan scheduled to mature in October 2019, a $115 million loan scheduled to mature in December 2025, and the $150 million outstanding balance on its $400 million credit line. As of May 31, 2019, Douglas Emmett had no loan maturities until 2022 and no outstanding floating rate debt.

•	Sale of Common Stock. Douglas Emmett recently raised net proceeds of over $200 million by selling 4.9 million shares of its common stock.

Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

2